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        SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING
                                                             EXHIBIT 99

The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                                     Six Months
                                                   Ended June 30
                                                   1996         1997
  Actual number of units
   outstanding at the beginning of the
      period                                        4,308,568   4,426,568

     Weighted average number of units issued
       during the period                               22,667            0

     Weighted average number of units
      outstanding during the period                 4,331,235   4,426,568

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